Exhibit 99.2
Crimson Exploration Closes Common Stock Offering
HOUSTON, Dec 22, 2009 (BUSINESS WIRE) – Crimson Exploration Inc. (NASDAQGM: CXPO) (“Crimson Exploration”) today announced that it has closed its public offering of 20,000,000 shares of Crimson Exploration common stock at the price of $5.00 per share. Crimson Exploration’s net proceeds from the offering were approximately $93.1 million, after deducting underwriting discounts and commissions and estimated offering expenses.
Barclays Capital Inc. and Credit Suisse Securities (USA) LLC acted as joint book-running managers of the offering. Copies of the final prospectus for the offering may be obtained from the underwriters as follows:
Barclays Capital Inc.
c/o Broadridge Integrated Distribution Services
1155 Long Island Avenue
Edgewood, New York 11717
Email: Barclaysprospectus@broadridge.com
Phone: 1-888-603-5847
Credit Suisse Securities (USA) LLC
Prospectus Department
One Madison Avenue
New York, New York 10010
Phone: 800-221-1037.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Crimson Exploration is a Houston, Texas-based independent energy company engaged in onshore oil & gas exploration and production primarily in South Texas, East Texas and the Upper Gulf Coast.
SOURCE: Crimson Exploration Inc.
Crimson Exploration Inc.
E. Joseph Grady,
713-236-7400